UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2018

ALTERYX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38034	90-0673106
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3345 Michelson Drive, Suite 400, Irvine, California		92612
(Address of Principal Executive Offices)		(Zip Code)

(888) 836-4274

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2018, Alteryx, Inc. (“Alteryx”) completed its previously announced sale of $200.0 million aggregate principal amount of 0.50% Convertible Senior Notes due 2023 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended.

Indenture

The Notes were issued pursuant to an Indenture, dated as of May 18, 2018 (the “Indenture”), between Alteryx and U.S. Bank National Association, as trustee. The Notes are senior unsecured obligations of Alteryx. The Notes will bear interest of 0.50% per year payable semi-annually in arrears. The Notes mature on June 1, 2023 unless repurchased or converted in accordance with their terms prior to such date.

Alteryx may not redeem the Notes prior to the maturity date, and no sinking fund is provided for the Notes.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be declared due and payable immediately and sets forth certain types of bankruptcy or insolvency events of default involving Alteryx after which the Notes become automatically due and payable. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)	default by Alteryx in any payment of interest on the Notes when due and payable, and the default continues for a period of 30 days;

(2)	default by Alteryx in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by Alteryx to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for a period of three business days;

(4)	failure by Alteryx to give a fundamental change notice or a notice of a specified corporate event at the time and in the manner provided in the Indenture;

(5)	failure by Alteryx to comply with its obligations under the Indenture with respect to consolidation, merger or sale of assets of Alteryx;

(6)	failure by Alteryx for a period of 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its agreements under the Notes or the Indenture;

(7)	a default by Alteryx or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $30,000,000 (or its foreign currency equivalent) in the aggregate of Alteryx or any such subsidiary, whether such indebtedness now exists or shall hereafter be created:

(i)	resulting in such indebtedness becoming or being declared due and payable, or

(ii)	constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the indenture;

(8)	a final judgment or judgements for payment of $30,000,000 (or its foreign currency equivalent) or more in the aggregate is rendered against Alteryx or any of its subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(9)	certain events of bankruptcy, insolvency or reorganization of Alteryx or any of its significant subsidiaries occurs.

The Notes are convertible into cash, shares of Class A Common Stock or a combination thereof, at Alteryx’s election, at an initial conversion rate of 22.5572 shares of Class A Common Stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $44.33 per share of Class A Common Stock subject to adjustment. Prior to the close of business on the business day immediately preceding March 1, 2023, such conversion is subject to the satisfaction of certain conditions set forth below.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require Alteryx to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid special interest to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding March 1, 2023, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on June 30, 2018 (and only during such calendar quarter), if the last reported sale price of Class A Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price of the Notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that ten day consecutive trading day period was less than 98% of the product of the last reported sale price of Class A Common Stock and the conversion rate of the Notes on such trading day; or

•	upon the occurrence of specified corporate events.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Current Report on Form 8-K (this “Form 8-K”) does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.1.

Capped Call Transactions

On May 15, 2018, in connection with the pricing of the Notes, Alteryx entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with each of JPMorgan Chase Bank, National Association, London Branch, Bank of America, N.A., and RBC Capital Markets, LLC (the “Capped Call Counterparties”). The Capped Call Transactions initially cover, subject to customary anti-dilution adjustments, the number of shares of Class A Common Stock that initially underlie the Notes (and are likely to so do during any observation period related to a conversion of the notes or following any repurchase of notes by us on any fundamental change or otherwise). The cap price of the Capped Call Transactions is initially $62.22 per share of Class A Common Stock, representing a premium of 100% above the last reported sale price of $31.11 per share of Class A Common Stock on May 15, 2018, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce or offset potential dilution to holders of Common Stock upon conversion of the Notes and/or offset the potential cash payments that Alteryx could be required to make in excess of the principal amount of any converted Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price.

In connection with establishing their initial hedge of the Capped Call Transactions, the Capped Call Counterparties have advised Alteryx that they and/or their respective affiliates expect to enter into various derivative transactions with respect to Class A Common Stock and/or purchase Class A Common Stock concurrently with, or shortly after, the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Class A Common Stock or the Notes concurrently with, or shortly after, the pricing of the Notes.

In addition, the Capped Call Counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Class A Common Stock and/or purchasing or selling Class A Common Stock in secondary market transactions following the pricing of the Notes and prior to the maturity of the

Notes. This activity could decrease (or avoid an increase) in the market price of Class A Common Stock or the Notes, which could affect noteholders’ ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such Notes.

The Capped Call Transactions are separate transactions entered into by Alteryx with the Capped Call Counterparties, are not part of the terms of the Notes, and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The form of the Capped Call Transaction confirmation (the “Base Capped Call Confirmation”) is attached hereto as Exhibits 99.1 and is incorporated by reference. The description of the Base Capped Call Confirmation contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On May 18, 2018, Alteryx issued a press release announcing the closing of its offering of the Notes. A copy of the press release is attached as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated May 18, 2018 between Alteryx, Inc. and U.S. Bank National Association.

99.1	Form of Base Capped Call Transaction Confirmation.

99.2	Press release dated May 18, 2018, announcing the closing of the offering of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERYX, INC.

Date: May 18, 2018	By:	/s/ Christopher M. Lal
Christopher M. Lal
Senior Vice President and General Counsel